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Exhibit 99.3

XYRATEX LTD
2004 STOCK OPTION PLAN

1.     Purpose of This Plan

        The purpose of this Xyratex Ltd 2004 Stock Option Plan is to enhance the long-term shareholder value of Xyratex Ltd by offering opportunities to eligible individuals to participate in the growth in value of the equity of Xyratex Ltd.

2.     Definitions and Rules of Interpretation

        2.1    Definitions.    This Plan uses the following defined terms:

        "Administrator" means the Board or the Committee.

        "Affiliate" means a "parent" or "subsidiary" (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an "Affiliate" for purposes of this Plan.

        "Applicable Law" means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Options or Option Shares.

        "Board" means the board of directors of the Company.

        "Change of Control" means any transaction or event that the Board specifies as a Change of Control under Section 10.4.

        "Code" means the United States of America Internal Revenue Code of 1986, as amended.

        "Committee" means a committee composed of Company Directors appointed in accordance with the Company's charter documents and Section 4.

        "Company" means Xyratex Ltd, a Bermuda exempted company (no. 31989).

        "Company Director" means a member of the Board.

        "Consultant" means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

        "Director" means a member of the board of directors of the Company or an Affiliate.

        "Divestiture" means any transaction or event that the Board specifies as a Divestiture under Section 10.5.

        "Employee" means a regular employee of the Company or an Affiliate, including an Officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company's or an Affiliate's classification of an individual as an "Employee" (or as not an "Employee") for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Optionee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate or between Affiliates, or to any successor to the Company or an Affiliate that assumes the Optionee's Options under Section 10. Neither service as a Director nor receipt of a director's fee shall be sufficient to make a Director an "Employee."

        "Exchange Act" means the United States of America Securities Exchange Act of 1934.

        "Executive" means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a "covered employee" under Section 162(m) of the Code, in either case because of the individual's relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, "Executive" means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company's equity securities.

        "Expiration Date" means, with respect to an Option, the date stated in the Option Agreement as the expiration date of the Option or, if no such date is stated in the Option Agreement, then the last day of the maximum exercise period for the Option, disregarding the effect of an Optionee's Termination or any other event that would shorten that period.

        "Fair Market Value" means the value of Shares as determined under Section 17.2.

        "Fundamental Transaction" means any transaction or event described in Section 10.3.

        "Grant Date" means the date the Administrator approves the grant of an Option. However, if the Administrator specifies that an Option's Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Option is that future date or the date that the condition is satisfied.

        "Incentive Stock Option" means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Option Agreement for that Option.

        "Nonstatutory Option" means any Option other than an Incentive Stock Option.

        "Officer" means an officer of the Company or an Affiliate as defined in Rule 16a-1 adopted under the Exchange Act.

        "Option" means a right to purchase Shares of the Company granted under this Plan.

        "Option Agreement" means the document evidencing the grant of an Option.

        "Option Price" means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

        "Option Shares" means Shares covered by an outstanding Option or purchased under an Option.

        "Optionee" means: (i) a person to whom an Option has been granted, including a holder of a Substitute Option, and (ii) a person to whom an Option has been transferred in accordance with all applicable requirements of Sections 6.5, 7(g), and 16.

        "Plan" means this Xyratex Ltd 2004 Stock Option Plan.

        "Rule 16b-3" means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

        "Qualified Domestic Relations Order" means a "qualified domestic relations order" as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a "plan" in that definition shall be to this Plan.

        "Scheme of Arrangement" means that certain scheme of arrangement under Section 425 of the Companies Act 1985 of the United Kingdom, which contemplates the cancellation of the outstanding shares of Xyratex Group Limited in consideration of the issuance of common shares of the Company to the former shareholders of Xyratex Group Limited and the issuance of new shares of Xyratex Group Limited to the Company, for the purpose of establishing a new Bermuda parent company for Xyratex Group Limited's business.

        "Securities Act" means the United States of America Securities Act of 1933.

        "Share" means a common share of U.S.$0.01 par value in the capital of the Company or other securities substituted for such a common share under Section 10.

        "Substitute Option" means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

        "Termination" means that the Optionee has ceased to be, with or without any cause or reason, an Employee, Officer, Director or Consultant. However, unless so determined by the Administrator, "Termination" shall not include a change in status from an Employee, Officer, Director or Consultant to another such status or the cessation of status as an Employee, Officer, Director or Consultant while retaining another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the "Termination" of that Affiliate's Employees, Officers, Directors, and Consultants except for any Optionee who otherwise continues to be an Employee, Officer, Director or Consultant.

        2.2    Rules of Interpretation.    Any reference to a "Section," without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not be used to determine the meaning of any provision of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.     Shares Subject to this Plan; Term of this Plan

        3.1    Number of Option Shares.    Subject to adjustment under Section 10, the maximum number of Shares that may be issued under this Plan is 5,000,000.

        3.2    Source of Shares.    The source of Option Shares shall be authorized but unissued Shares. If an Option is terminated, expires, or otherwise becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject to the Option shall revert to this Plan and shall again be available for future issuance under this Plan. Shares actually issued under this Plan shall not be available for regrant even if repurchased by the Company.

        3.3    Term of this Plan

          (a)   This Plan shall become effective on the later of the date it is adopted by the Board or the date the Scheme of Arrangement becomes effective. If the Scheme of Arrangement does not become effective, this Plan shall not become effective. If the Company's shareholders do not approve this Plan within 12 months after the date of adoption by the Board, all Incentive Stock Options granted under this Plan (other than Substitute Options that are Incentive Stock Options granted under this Plan in substitution for options intended to qualify as incentive stock options under Section 422 of the Code that were granted under the Xyratex plc 2000 Stock Option Plan) shall become Nonstatutory Options.

          (b)   This Plan has no set termination date. However, it may be terminated as provided in Section 13. Moreover, no Incentive Stock Option may be granted after the time described in Section 7(b).

4.     Administration

        4.1    General

          (a)   The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two Company Directors; provided, however, that after the expiration of any reliance period that may apply pursuant to Treasury Regulations Section 1.162-27(f)(1)-(3) and for so long as the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Code, the Committee shall consist solely of at least two Company Directors who are "outside directors" as defined in Section 162(m) of the Code. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate (a "Delegate"). Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the "Administrator," the action may be taken or the determination made by the Board or the Committee or any Delegate; provided, however, that only the Board or the Committee may approve grants of Options. However, all actions and determinations by any Administrator or Delegate are subject to the provisions of this Plan.

          (b)   So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are "Non-Employee Directors" as defined in Rule 16b-3 and, after the expiration of any transition period permitted by Treasury Regulations Section 1.162-27(h)(3), who are "outside directors" as defined in Section 162(m) of the Code.

        4.2    Authority of Administrator.    Subject to the other provisions of this Plan, the Administrator shall have the authority:

          (a)   to grant Options, including Substitute Options;

          (b)   to determine the Fair Market Value of Shares;

          (c)   to determine the Option Price of Options;

          (d)   to select the Optionees;

          (e)   to determine the times Options are granted;

          (f)    to determine the number of Shares subject to each Option;

          (g)   to determine the types of payment that may be used to purchase Option Shares;

          (h)   to determine the types of payment that may be used to satisfy withholding tax obligations;

          (i)    to determine the other terms of each Option, including but not limited to the time or times at which an Option may be exercised, whether and under what conditions an Option is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

          (j)    to modify or amend any Option;

          (k)   to authorize any person to sign any Option Agreement or other document related to this Plan on behalf of the Company;

          (l)    to determine the form of any Option Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

          (m)  to interpret this Plan and any Option Agreement or document related to this Plan;

          (n)   to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Option Agreement or any other document related to this Plan;

          (o)   to adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

          (p)   to adopt, amend, and revoke rules and procedures relating to the operation and administration of this Plan to accommodate non-U.S. Optionees and the requirements of Applicable Law such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub-plans and Plan addenda for non-U.S. Optionees;

          (q)   to determine whether a transaction or event should be treated as a Change of Control, a Divestiture or neither;

          (r)   to determine the effect of a Fundamental Transaction, a Change of Control or a Divestiture; and

          (s)   to make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

        4.3    Scope of Discretion.    Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board or the Committee to make decisions, that body may make those decisions in its sole and absolute discretion. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board or the Committee need not treat all persons eligible to receive Options, all Optionees, all Options or all Option Shares the same way. However, the discretion of the Board or the Committee is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Optionees by Option Agreements and other agreements.

5.     Persons Eligible to Receive Options

        5.1    Eligible Individuals.    Except as otherwise provided in Section 6.6, Options may be granted to, and only to, Employees, Officers, Directors and Consultants, including to prospective Employees, Officers, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate.

        5.2    Section 162(m) Limitation.    No Employee or prospective Employee may be granted one or more Options within any fiscal year of the Company to purchase more than 1,000,000 Shares, subject to adjustment under Section 10. After the expiration of any reliance period that may apply pursuant to Treasury Regulations Section 1.162-27(f)(1)-(3) and for so long as the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Code, Options may be granted only by the Committee (and, notwithstanding Section 4.1 and Section 4.2(a), not by the Board). If an Option is cancelled without being exercised or if the Option Price of an Option is reduced, that cancelled or repriced Option shall continue to be counted against the limit on Options that may be granted to any individual under this Section 5.2.

6.     Terms and Conditions of Options

        The following rules apply to all Options:

        6.1    Price.    After the expiration of any reliance period that may apply pursuant to Treasury Regulations Section 1.162-27(f)(1)-(3) and for so long as the Company is a "publicly held corporation" within the meaning of Section 162(m) of the Code, and except as otherwise provided in Section 6.6, no Option may have an Option Price less than the Fair Market Value of the Shares on the Grant Date. In no event will the Option Price of any Option be less than the par value of the Shares issuable under the Option. The Option Price of an Incentive Stock Option shall be subject to Section 7(e).

        6.2    Term.    No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date.

        6.3    Vesting.    An Option shall be exercisable, subject to such conditions, if any, as may be specified in the Option Agreement, (a) on the Grant Date, (b) in accordance with a schedule specified in the Option Agreement related to the Grant Date, the date the Optionee's employment or service begins, or a different date specified in the Option Agreement, or (c) as otherwise determined at any time by the Administrator pursuant to Section 9.4 or by the Board pursuant to Section 10.3, Section 10.4, Section 10.5, Section 10.6 or Section 10.7.

        6.4    Form of Payment

          (a)   Subject to Sections 6.4(b), 6.4(c) and 6.4(d), the Administrator shall determine the acceptable form and method of payment for exercising an Option.

          (b)   Subject to Section 6.4(d), acceptable forms of payment for Option Shares are cash, check or wire transfer.

          (c)   In addition, the Administrator may permit payment to be made by any of the following methods:

            (i)    other Shares, or the designation of other Shares, which (A) in the case of Shares acquired upon exercise of an option (whether or not under this Plan) have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

            (ii)   provided that a public market exists for the Shares, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") under which the Optionee irrevocably elects to exercise the Option and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the Option Shares;

            (iii)  provided that a public market exists for the Shares, consideration received by the Company under a procedure under which an NASD Dealer advances funds on behalf of the Optionee or sells Option Shares on behalf of the Optionee (a "Cashless Exercise Procedure"), provided that if the Company extends or arranges for the extension of credit to an Optionee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

            (iv)  with respect only to Optionees who are neither Officers nor Directors as of the date of exercise, one or more full recourse promissory notes bearing interest at a fair market value rate that is also at least sufficient to avoid imputation of interest under Sections 483, 1274 and 7872 of the Code and with such other terms as the Administrator specifies, except that the Company shall at all times comply with any applicable margin rules of the Federal Reserve; and

            (v)   any combination of the methods of payment permitted by any paragraph of this Section 6.4.

          (d)   If the Option Price for an Option is denominated in British Pounds Sterling, then any payment to be made pursuant to this Plan in connection with the exercise of the Option shall be made in United States Dollars, based on a currency exchange rate selected by the Administrator in its sole discretion with reference to one or more currency exchange rates applicable on the date the Option is considered exercised pursuant to Section 9.2, and rounded to the next higher whole cent per Share, unless full payment is made by the Optionee in British Pounds Sterling and in accordance with Sections 6.4(b), 9.2(b) and (if applicable) 9.2(c).

        6.5    Nonassignability of Options.    Except as set forth in the Option Agreement and in Sections 9.4(c) and 16 of this Plan, no Option shall be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution. However, the Administrator, in its sole and absolute discretion, may permit an Option to be transferred and exercised in accordance with a Qualified Domestic Relations Order.

        6.6    Substitute Options

          (a)   The Board may cause the Company to grant Substitute Options in connection with the acquisition, other than the acquisition described in Section 6.6(b), by the Company or an Affiliate of equity securities of any entity (including by merger, amalgamation, tender offer or other similar transaction) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, each Substitute Option shall have the same terms and conditions as the option it replaces, except that (subject to Section 10) each Substitute Option shall be an Option to purchase the number of Shares determined by the Board in its sole and absolute discretion (rather than equity securities of the granting entity) and shall have an Option Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

          (b)   The Board shall cause the Company to grant Substitute Options in connection with the issuance to the Company of new shares of Xyratex Group Limited pursuant to the Scheme of Arrangement. Such Substitute Options shall be granted to, and only to, all holders of stock options granted by Xyratex Group Limited under the Xyratex plc 2000 Stock Option Plan who sign option substitution agreements delivered to them by Xyratex Group Limited, in substitution for all such stock options granted by Xyratex Group Limited under the Xyratex plc 2000 Stock Option Plan with respect to which such option substitution agreements are signed. Each such substitution shall be effective at the time the Scheme of Arrangement becomes effective. Each such Substitute Option shall be an option to purchase a number of Shares equal to the number of Xyratex Group Limited class A preferred ordinary shares subject to the existing Xyratex Group Limited option that it replaces multiplied by 1.036378, less any fractional share. Each such Substitute Option shall have an Option Price, denominated in the same currency as the exercise price for the option that it replaces (either United Kingdom Pounds Sterling or United States Dollars), equal to the exercise price for the option it replaces divided by 1.036378 and rounded to the next higher whole penny or cent per Share. Each such Substitute Option shall have the same designation (as an Incentive Stock Option or a Nonstatutory Option), vesting schedule and Expiration Date as the option it replaces. Subject to Section 6.6(c), each such Substitute Option shall have such other terms as the Board shall determine. This Plan shall be deemed for all purposes a continuation of the Xyratex plc 2000 Stock Option Plan.

          (c)   If, in the absence of this Section 6.6(c), any one or more provisions of this Plan or the Option Agreement would cause any Substitute Option designated as an Incentive Stock Option (a "Substitute ISO") to give the holder of such Substitute ISO any additional benefit (an "Additional Benefit") which the holder did not have before the substitution and which would cause the substitution to constitute a "modification" (within the meaning of Section 424(h)(3) of the Code) of the option that the Substitute ISO replaces, then, notwithstanding any other provision of this Plan or the Option Agreement, the Additional Benefit shall not apply to such Substitute ISO. If, in the absence of this Section 6.6(c), the inapplicability to this Plan or the Option Agreement of any one or more provisions of the Xyratex plc 2000 Stock Option Plan or any option agreement thereunder would cause any Substitute ISO to give the holder of such Substitute ISO any Additional Benefit which the holder did not have before the substitution and which would cause the substitution to constitute a "modification" (within the meaning of Section 424(h)(3) of the Code) of the option that the Substitute ISO replaces, then, notwithstanding any other provision of this Plan or the Option Agreement, any and all such provisions of the Xyratex plc 2000 Stock Option Plan or option agreement thereunder are incorporated herein by this reference and shall apply to such Substitute ISO.

7.     Incentive Stock Options

        The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Optionee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

          (a)   The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

          (b)   No Incentive Stock Option may be granted more than ten years from the date this Plan was adopted by the Board.

          (c)   Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Optionee under all incentive stock option plans of the Company and its Affiliates, including Incentive Stock Options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share. This vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, deferring the exercisability of certain options that were intended to be incentive stock options under Section 422 of the Code when granted. The stock options or portions of stock options whose exercisability will be deferred are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. Those "deferred" options or portions of options shall become exercisable on the first day of the first calendar year during which the "deferred" options or portions of options satisfy the vesting requirements of this Section 7(c), the other provisions of this Plan, and any other controlling documents, including requirements relating to the expiration and termination of options. However, except as otherwise provided in Section 6.6(c), the exercisability of an Option or portion of an Option shall not be deferred beyond the Option's Expiration Date and any Option or portion thereof that cannot be so deferred because of the Option's Expiration Date shall be treated as a Nonstatutory Option exercisable in accordance with its original vesting schedule. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested. The vesting limitation set forth in this Section 7(c) shall be applied to a Substitute ISO (as defined in Section 6.6(c)) on an integrated basis with the option that it replaces, treating, solely for purposes of applying this Section 7(c) in the case of a Substitute ISO, (i) the plan under which the replaced option was granted as an incentive stock option plan of an Affiliate, (ii) the stock covered by the replaced option as stock, (iii) the grant date of the Substitute ISO as the date the replaced option was granted, and (iv) the Fair Market Value of the stock as of the date the replaced option was granted as the value of such stock as of such date determined pursuant to the plan referred to in (i) above. Thus, for example, a Substitute ISO will be treated as vesting prior to the calendar year of, and not on, the effective date of the substitution if and to the extent the option that it replaces vested prior to such calendar year pursuant to the plan referred to in (i) above.

          (d)   Any Incentive Stock Option granted to a Ten Percent Shareholder must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A "Ten Percent Shareholder" is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

          (e)   Except as otherwise provided in Section 6.6, the Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder (as defined in Section 7(d)), less than 110% of the Fair Market Value of the Shares at the Grant Date.

          (f)    Except as otherwise provided in Section 6.6, Incentive Stock Options may be granted only to Employees. If an Optionee changes status from an Employee to a Consultant or non-Employee Officer or Director, that Optionee's Incentive Stock Options shall become Nonstatutory Options if not exercised within the time period described in Section 7(h).

          (g)   No rights under an Incentive Stock Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. During the life of the Optionee, an Incentive Stock Option may be exercised only by the Optionee. The Company's compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Optionee, shall not violate this Section 7(g).

          (h)   An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, the three-month period beginning on the day the Optionee ceases to be an Employee for any reason other than the Optionee's death or disability (as defined in Section 22(e) of the Code). If employment ceases due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, but is not exercised within, that three-month period provided it is exercised before the Expiration Date. If employment ceases due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, one year after the Optionee ceases to be an Employee. Nothing in this Section 7(h) shall be relevant for purposes of determining the period after any Optionee ceases to be an Employee for any reason during which the Optionee may exercise any of his or her Options pursuant to this Plan, which period may be shorter than the period set forth in this Section 7(h) after which an Incentive Stock Option shall be treated as a Nonstatutory Option.

8.     Consulting or Employment Relationship

        Nothing in this Plan or in any Option Agreement, and no Option, shall: (a) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Optionee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (b) interfere with the application of any provision in any of the Company's or any Affiliate's charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director or Officer.

9.     Exercise of Options

        9.1    In General.    An Option shall be exercisable in accordance with this Plan and the Option Agreement under which it is granted.

        9.2    Time of Exercise.    An Option shall be considered exercised when the Company receives: (a) written notice of exercise, in a form consistent with this Plan and approved by the Administrator, from the person entitled to exercise the Option, (b) full payment, or provision for payment, in a form and method consistent with this Plan and approved by the Administrator, for the Shares for which the Option is being exercised, and (c) full payment, or provision for payment, in a form and method consistent with this Plan and approved by the Administrator, of all applicable withholding taxes due upon or by reason of exercise. An Option may not be exercised for a fraction of a Share.

        9.3    Issuance of Option Shares.    Subject to Section 9.4(c), the Company shall issue Option Shares in the name of the person properly exercising the Option. If the Optionee is that person and so requests, the Administrator, in its sole and absolute discretion, may cause the Option Shares to be issued in the name of the Optionee and the Optionee's spouse. The Company shall endeavor to issue Option Shares promptly after an Option is exercised. However, until Option Shares are actually issued, as evidenced by the appropriate entry on the register of members of the Company or its transfer agent, no right to vote or receive dividends or other distributions, and no other rights as a shareholder, shall exist with respect to the Option Shares, even though the Optionee has completed all the steps necessary to exercise the Option. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Option Shares are issued, except as provided in Section 10.

        9.4    Termination

          (a)   In General.    Except as otherwise determined by the Administrator at any time, including in the Option Agreement, and as otherwise provided in Sections 9.4(b), (c), (d) and (e), after an Optionee's Termination the Optionee's Options shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the period ending 30 days after the Termination. However, in no event may any Option be exercised after its Expiration Date. To the extent the Optionee does not exercise an Option within the time specified for exercise, the Option shall automatically terminate.

          (b)   Leaves of Absence.    Except as otherwise determined by the Administrator at any time, including in the Option Agreement, no Option may be exercised more than 30 days after the beginning of a leave of absence other than an Approved Leave. However, in no event may any Option be exercised after its Expiration Date. Options shall not continue to vest during a leave of absence other than an Approved Leave. An "Approved Leave" is either a leave of absence of three months or less approved by the Administrator, or a leave of absence approved by the Administrator with employment or service guaranteed on return.

          (c)   Death or Disability.    Except as otherwise determined by the Administrator at any time, including in the Option Agreement, if an Optionee's Termination is due to death or disability (as determined by the Administrator with respect to Nonstatutory Options and as defined in Section 22(e) of the Code with respect to Incentive Stock Options), all Options of that Optionee to the extent exercisable at the date of that Termination may be exercised for one year after that Termination. However, in no event may any Option be exercised after its Expiration Date. In the case of Termination due to death, an Option may be exercised as provided in Section 16. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Optionee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Option on behalf of the Optionee. Death or disability occurring after an Optionee's Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Option is not so exercised within the time specified for its exercise, the Option shall automatically terminate.

          (d)   Divestiture.    If an Optionee's Termination is due to a Divestiture, the Administrator may take any one or more of the actions described in Section 10.3 or 10.4.

          (e)   Termination for Cause.    If an Optionee's Termination is due to cause, all of the Optionee's Options shall automatically terminate and cease to be exercisable at the time of Termination. "Cause" means (i) an Optionee's disclosure of confidential information about the Company or any Affiliate, (ii) an Optionee's employment by a competitor of the Company or any Affiliate, (iii) an Optionee's engagement in any activity that is in competition with the Company or any Affiliate, or (iv) an Optionee's admission or conviction of a felony, misdemeanor or other illegal conduct against the Company.

10.   Certain Transactions and Events

        10.1    In General.    Except as provided in this Section 10, no change in the capital structure of the Company, merger, amalgamation, sale or other disposition of assets, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10.

        10.2    Changes in Capital Structure.    In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall make whatever adjustments it concludes are appropriate to: (a) the type of Options and the number of Shares subject to Options that may be granted under this Plan, (b) the type of Options and the number of Shares subject to Options that may be granted to any individual under this Plan, and (c) the Option Price and number and class of securities issuable under each outstanding Option. The specific adjustments shall be determined by the Board in its sole and absolute discretion. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security. The Board need not adopt the same rules for each Option or each Optionee.

        10.3    Fundamental Transactions.    If the Company merges or amalgamates with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a "Fundamental Transaction"), then, notwithstanding any other provision of this Plan except Section 6.6(c), the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution of options on equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Options, (b) accelerate the vesting and termination of outstanding Options, in whole or in part, so that Options can be exercised before or otherwise in connection with the closing or completion of the transaction or event but then terminate, and (c) cancel Options in exchange for cash payments to Optionees. The Board need not adopt the same rules for each Option or each Optionee.

        10.4    Changes of Control.    The Board may also, but need not, specify that other transactions or events constitute a "Change of Control". The Board may do that either before or after the transaction or event occurs. Examples of transactions or events that the Board may treat as Changes of Control are: (a) the Company or an Affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial shareholders of the Company, immediately before the transaction, beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction, (b) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of the total combined voting power or value of the Company, or (c) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board. In connection with a Change of Control, notwithstanding any other provision of this Plan except Section 6.6(c), the Board may take any one or more of the actions described in Section 10.3. In addition, the Board may extend the date for the exercise of Options (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Option or each Optionee.

        10.5    Divestiture.    If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board, in its sole and absolute discretion, may specify that such transaction or event constitutes a "Divestiture". In connection with a Divestiture, notwithstanding any other provision of this Plan except Section 6.6(c), the Board may take one or more of the actions described in Section 10.3 or 10.4 with respect to Options held by, for example, Employees, Officers, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Option or each Optionee.

        10.6    Dissolution.    If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion, cause Options to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion. To the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Options shall terminate just before the dissolution is completed. The Board need not adopt the same rules for each Option or each Optionee.

        10.7    Cut-Back to Preserve Benefits.    If, in connection with any transaction or event addressed in this Section 10, the Administrator determines that the net after-tax amount to be realized by any Optionee would be greater if the Administrator did not accelerate vesting for, or make all or any portion of any cash payments to, that Optionee in accordance with any other provision of this Section 10, then and to that extent the Administrator may decide not: (a) to accelerate vesting for that Optionee, or (b) to make such cash payments to that Optionee.

11.   Withholding and Tax Reporting

        11.1    Tax Withholding

          (a)   General.    Whenever Option Shares are issued or become free of restrictions, the Company may require the Optionee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Optionee or the Company. The Company shall have no obligation to deliver Option Shares or release Option Shares from an escrow until the Optionee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Options is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

          (b)   Method of Payment.    The Optionee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Optionee to use any of the forms of payment described in Section 6.4(c). Any required withholding shall be paid using the currency, and in accordance with any applicable currency exchange rate, provided for in Section 6.4(d). The Administrator may also permit Option Shares to be withheld to pay required withholding. If the Administrator permits Option Shares to be withheld, the Fair Market Value of the Option Shares withheld shall not exceed the amount determined by the applicable minimum statutory withholding rates, and shall be determined as of the date that the amount of tax to be withheld or tendered for this purpose is to be determined.

        11.2 Reporting of Dispositions.    Except as otherwise provided in the Option Agreement, any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator in writing of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

12.   Compliance with Law

        The grant of Options and the issuance and subsequent transfer of Option Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Options may not be exercised, and Option Shares may not be transferred, in violation of Applicable Law. Thus, for example, Options may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Option Shares, or (b) in the opinion of legal counsel to the Company, those Option Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. In addition, Options may not be granted or exercised, and Option Shares may not be issued, under this Plan unless and until the consent of the Bermuda Monetary Authority is obtained. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company's legal counsel to be necessary or useful for the lawful issuance of any Option Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Option Shares or permitting their transfer. As a condition to the exercise of any Option or the transfer of any Option Shares, the Company may require the Optionee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

13.   Amendment or Termination of this Plan or Outstanding Options

        13.1    Amendment and Termination.    The Board may at any time amend, suspend, or terminate this Plan.

        13.2    Shareholder Approval.    The Company shall obtain the approval of the Company's shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Options intended to be Incentive Stock Options. The Board may also, but need not, require that the Company's shareholders approve any other amendments to this Plan.

        13.3    Effect.    No amendment, suspension, or termination of this Plan, and no modification of any Option even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Optionee unless the affected Optionee consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Board determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Option to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax consequences to affected Optionees into consideration in acting under the preceding sentence. Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Options granted before the termination or Option Shares issued under such Options even if those Option Shares are issued after the termination.

14.   Reserved Rights

        14.1    Nonexclusivity of this Plan.    This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

        14.2    Unfunded Plan.    This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Optionees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Options, or the issuance of Option Shares. Neither the Company nor the Administrator shall be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Optionee shall be based solely upon contracts entered into under this Plan, such as Option Agreements. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.

15.   Special Arrangements Regarding Option Shares

        15.1    Escrows and Pledges.    To enforce any restrictions on Option Shares, the Administrator may require their holder to deposit the certificates representing Option Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates. Any Optionee who delivers a promissory note as partial or full consideration for tax withholding obligations may be required by the Administrator to pledge (or grant a security interest in) and deposit, with the Company, some or all of the Option Shares as collateral to secure the payment of the note. However, the Administrator may require or accept other or additional forms of collateral to secure the note and, in any event, the Company will have full recourse against the maker of the note, notwithstanding any pledge (or security interest) or other collateral, unless stated otherwise in the Option Agreement and the note.

        15.2    Market Standoff.    Optionees shall be prohibited from selling any Option Shares for a period of 180 days after the effective date of the registration statement filed under the Securities Act with respect to the initial public offering of the Company's stock. In addition, if requested by the Company or a representative of its underwriters, Optionees or certain Optionees shall be prohibited from selling some or all of their Option Shares during a period not to exceed 180 days after the effective date of any other registration statement of the Company (other than a registration statement on Form S-8 or S-4 or an equivalent).

16.   Beneficiaries

        An Optionee may file a written designation of one or more beneficiaries who are to receive the Optionee's rights under the Optionee's Options after the Optionee's death. An Optionee may change such a designation at any time by written notice. If an Optionee designates a beneficiary, the beneficiary may exercise the Optionee's Options after the Optionee's death. If an Optionee dies when the Optionee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Optionee's estate to exercise the Optionee's Options or, if there is none, the person entitled to exercise the Optionee's Options under the Optionee's will or the laws of descent and distribution. In any case, no Option may be exercised after its Expiration Date.

17.   Miscellaneous

        17.1    Governing Law.    This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of California.

        17.2    Determination of Value.    Fair Market Value shall be determined as follows:

          (a)   Listed Stock.    If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the "Value Date") as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

          (b)   Stock Quoted by Securities Dealer.    If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

          (c)   No Established Market.    If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator will determine Fair Market Value in good faith. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Officers, Directors, or Consultants, (ii) the Company's net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company's industry, the Company's position in that industry, the Company's goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

        17.3    Reservation of Shares.    During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

        17.4    Electronic Communications.    Any Option Agreement, notice of exercise of an Option, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

        17.5    Notices.    Unless the Administrator specifies otherwise, any notice to the Company under any Option Agreement or with respect to any Option or Option Shares shall be in writing (or, if so authorized by Section 17.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall be effective only when received by the Secretary of the Company.

Date of adoption of this Plan by the Board: April 15, 2004

Date of approval of this Plan by the shareholders: April 22, 2004

Effective date of this Plan:                        , 2004 (See Section 3.3(a).)

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  Exhibit 99.3
XYRATEX LTD 2004 STOCK OPTION PLAN